Exhibit 99.1

Press Release	For Immediate Release
Date: February 3, 2021

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2020 RESULTS

GLEN BURNIE, MD (February 3, 2021) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today a net income of $0.55 million, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2020, as compared to net income of $0.54 million, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2019.

Bancorp reported net income of $1.67 million, or $0.59 per basic and diluted common share for the year ended December 31, 2020, compared to $1.60 million, or $0.57 per basic and diluted common share for the same period in 2019. Net loans decreased by $30.4 million, or 10.75% during the twelve-month period ended December 31, 2020, compared to a decrease of $13.9 million, or 4.69% during the same period of 2019. On December 31, 2020, Bancorp had total assets of $419.5 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 114th consecutive quarterly dividend on February 8, 2021.

“We are extremely proud of the way our employees, Board of Directors and leadership team responded to the uncertainty and challenges in 2020. Their commitment to serving our customers, along with their ability to improvise and be nimble, reflected in the performance of the Company. In a year with a multitude of headwinds that negatively impacted our industry, we continued to grow our asset base, increase earnings and improve the overall capitalization of the Company. We believe that we are well positioned to take advantage of new growth opportunities as our economy continues to heal from the effects of the pandemic,” said John D. Long, President and Chief Executive Officer. “As we close the door on 2020, we recognize the challenges that lie ahead and acknowledge the need to focus on the fundamental drivers of value in our industry," commented Mr. Long. “Much was accomplished in 2020, including the successful navigation of the first round of the U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP"), the implementation and utilization of new technologies to drive customer engagement, efficiency gains, and cost reductions. We will continue to execute on our strategic priorities including organic loan and deposit growth, prudent expense management, active engagement in SBA PPP lending and other programs for borrowers in need, and the deployment of capital through dividends. Headquartered in the dynamic Northern Anne Arundel County market, we believe our Bank is well positioned with excellent asset quality and capital levels, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the Quarter and Year ended December 31, 2020

Total interest income declined $0.8 million to $13.7 million for the twelve-month period ending December 31, 2020, compared to the same period in 2019. This was driven by a decrease in interest income on loans consistent with declines in the average balance and yields of this portfolio, and lower interest earned on overnight funds, mainly attributable to lower market rates. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company maintained significantly higher levels of excess balance sheet liquidity during 2020 as compared to 2019. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.63% on December 31, 2020, as compared to 13.21% for the same period of 2019.

Return on average assets for the three-month period ended December 31, 2020 was 0.52%, as compared to 0.55% for the three-month period ended December 31, 2019. Return on average equity for the three-month period ended December 31, 2020 was 5.78%, as compared to 6.00% for the three-month period ended December 31, 2019. The higher average asset and average equity balances primarily drove the lower returns.

The book value per share of Bancorp’s common stock was $13.05 on December 31, 2020, as compared to $12.62 per share on December 31, 2019.

On December 31, 2020, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 13.09% on December 31, 2020, as compared to 12.47% on December 31, 2019. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $419.5 million on December 31, 2020, an increase of $34.6 million or 8.99%, from $384.9 million on December 31, 2019. Investment securities were $114.0 million on December 31, 2020, an increase of $42.5 million or 59.44%, from $71.5 million on December 31, 2019. Loans, net of deferred fees and costs, were $253.8 million on December 31, 2020, a decrease of $30.9 million or 10.85%, from $284.7 million on December 31, 2019. Net loans on December 31, 2020 include $9.9 million of loans funded under the SBA PPP. These PPP loans directly benefitted the businesses and employees in our local communities. The Company funded 133 PPP loans totaling approximately $17.4 million in the second quarter of 2020. Unearned fees net of origination costs totaled $600,000 and are being accreted based on the estimated life of the loans. The SBA began forgiving PPP loans in October 2020 at which point recognition of fee income was accelerated.

Total deposits were $349.6 million on December 31, 2020, an increase of $28.2 million or 8.77%, from $321.4 million on December 31, 2019. Noninterest-bearing deposits were $132.6 million on December 31, 2020, an increase of $25.4 million or 23.69%, from $107.2 million on December 31, 2019. The increase was due to new deposit accounts for PPP loans and core deposit growth driven primarily by government stimulus programs. Interest-bearing deposits were $217.0 million on December 31, 2020, an increase of $2.7 million or 1.26%, from $214.3 million on December 31, 2019. Total borrowings were $29.9 million on December 31, 2020, an increase of $4.9 million or 19.60%, from $25.0 million on December 31, 2019. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. On December 31, 2020, the Company borrowed $9.9 million under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings.

Stockholders’ equity was $37.1 million on December 31, 2020, an increase of $1.4 million or 3.92%, from $35.7 million on December 31, 2019. The increase in accumulated other comprehensive gain associated with net unrealized losses on the available for sale bond portfolio and an increase in retained earnings and stock issuances under the dividend reinvestment program, offset by an increase in unrealized losses on interest rate swap contracts and cash dividends drove an overall increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 1.22% of total assets on December 31, 2020, as compared to 1.26% for the same period of 2019. The increase in total asset balance and nonaccrual loans, offset by lower OREO drove the 0.04% decrease in nonperforming assets as percentage of total assets from December 31, 2019 to December 31, 2020.

Review of Financial Results

For the three-month periods ended December 31, 2020 and 2019

Net income for the three-month period ended December 31, 2020 was $545,000, as compared to net income of $539,000 for the three-month period ended December 31, 2019, an increase of $6,000 or 1.11%.

Net interest income for the three-month period ended December 31, 2020 totaled $3.2 million, a decrease of $9,000 from the three-month period ended December 31, 2019 due to lower interest income of $155,000, coupled with lower interest expense of $146,000. The decrease in net interest income was due primarily to declining loan balances and the impact of the low-rate environment on cash held in interest-bearing deposits in other financial institutions, offset by reductions in the costs of interest-bearing deposits and higher average security balances. Loans, net of deferred fees and costs, including $9.9 million of PPP loans, decreased by $30.9 million or 10.85% to $253.8 million as of December 31, 2020, as compared to $284.7 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the three-month period ended December 31, 2020 was 3.19%, as compared to 3.42% for the same period of 2019. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $26.4 million while the yield decreased 0.41% from 3.92% to 3.51%, when comparing the three-month periods ending December 31, 2019 and 2020. The average balance on interest-bearing funds increased $6.8 million and the cost of funds decreased 0.20%, when comparing the three-month periods ending December 31, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposits. As these time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking, savings, and money market accounts.

The average balance of interest-bearing deposits in other financial institutions and investment securities increased $49.9 million from $82.4 million to $132.3 million for the fourth quarter of 2020, as compared to the same period of 2019 while the yield decreased from 2.10% to 1.46% during that same time period. Much of the decrease in yields for the three-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period. Average loan balances decreased $23.4 million to $263.0 million for the three-month period ended December 31, 2020, as compared to $286.4 million for the same period of 2019 while the yield increased from 4.44% to 4.54% during that same time period.

The provision for loan losses for the three-month period ended December 31, 2020 was negative $427,000, as compared to a negative $180,000 for the same period of 2019. Our loan loss provisioning methodology is significantly tied to projected unemployment rates which were higher during the fourth quarter of 2020 as compared to the same period of 2019. The decrease for the three-month period ended December 31, 2020 as compared to the same period in 2019 was driven by decreases in qualitative factors driven by macro-economic conditions, a decrease in the size of the loan portfolio, and the overall credit-quality of the loan portfolio. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program. The Company continues to gather the latest information available to perform and update its loan loss reserve analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the loan loss reserve analysis. The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. As a result, the allowance for loan losses was $1.48 million on December 31, 2020, representing 0.58% of total loans, as compared to $2.07 million, or 0.73% of total loans on December 31, 2019.

Noninterest income for the three-month period ended December 31, 2020 was $269,000, as compared to $339,000 for the three-month period ended December 31, 2019, a decrease of $70,000 or 20.65%. The decrease primarily resulted from lower ATM interchange fees associated with the cancellation of the Renaissance Festival due to COVID-19.

For the three-month period ended December 31, 2020, noninterest expense was $3.16 million, as compared to $3.02 million for the three-month period ended December 31, 2019, an increase of $140,000 or 4.64%. The primary contributors to the $140,000 increase, when compared to the three-month period ended December 31, 2019 were increases in salary and employee benefits costs, data processing and item processing services, and FDIC insurance costs, offset by decreases in occupancy and equipment expenses including investments in technology and infrastructure improvements and legal, accounting and other professional fees.

For the twelve-month periods ended December 31, 2020 and 2019

Net income for the twelve-month period ended December 31, 2020 was $1,668,000, as compared to net income of $1,599,000 for the twelve-month period ended December 31, 2019, an increase of $69,000 or 4.32%.

Net interest income for the twelve-month period ended December 31, 2020 totaled $12.2 million, a decrease of $433,000 from $12.6 million for the twelve-month period ended December 31, 2019 due to lower interest income of $845,000, coupled with lower interest expense of $412,000. The decrease in yields and cost of funds for the twelve-month period ended December 31, 2020 compared to the same period in 2019 is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020 with the March 15th movement lowering the federal funds rate 150-basis points and the targeted range to 0% - 0.25%. The decrease in net interest income was due primarily to declining loan balances and the impact of the low-rate environment on cash held in interest-bearing deposits in other financial institutions, offset by reductions in the costs of interest-bearing deposits and higher average security balances. Loans, net of deferred fees and costs, including $9.9 million of PPP loans, decreased by $30.9 million or 10.85% to $253.8 million as of December 31, 2020, as compared to $284.7 million for the same period of 2019. PPP loans carry a fixed interest rate of 1.0% with a two-year contractual maturity.

Net interest margin for the twelve-month period ended December 31, 2020 was 3.18%, as compared to 3.39% for the same period of 2019. Lower average yields and higher average balances on interest-earning assets combined with lower average interest-bearing funds and cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $11.4 million while the yield decreased 0.34% from 3.91% to 3.57%, when comparing the twelve-month periods ending December 31, 2019 and 2020. The average balance on interest-bearing funds decreased $5.7 million and the cost of funds decreased 0.13%, when comparing the twelve-month periods ending December 31, 2019 and 2020. The decrease in interest expense is related to a reduction in higher rate time deposit balances and FHLB advances. As time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking, savings, and money market accounts.

The average balance of interest-bearing deposits in financial institutions and investment securities increased $26.4 million from $79.2 million to $105.6 million for the twelve-month period ending December 31, 2020, as compared to the same period of 2019 while the yield decreased from 2.23% to 1.61% during that same time period. Much of the decrease in yields for the twelve-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period.

Average loan balances decreased $15.0 million to $277.1 million for the twelve-month period ended December 31, 2020, as compared to $292.1 million for the same period of 2019 while the yield decreased from 4.36% to 4.32% during that same time period. The decrease in loan yields is primarily attributable to the runoff of higher yielding loans and origination of lower yielding loans in the current low interest rate environment, rate cuts by the Federal Reserve from August 2019 through March 2020 and the origination of $17.4 million of SBA PPP loans with rates of 1.00%.

The provision for loan losses for the twelve-month period ended December 31, 2020 was negative $689,000, as compared to negative $115,000 for the same period of 2019. The decrease for the twelve-month period ended December 31, 2020 as compared to the same period in 2019 was driven by decreases in qualitative factors driven by macro-economic conditions, a decrease in the size of the loan portfolio, and the overall credit-quality of the loan portfolio. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the twelve-month period ended December 31, 2020 was $1.01 million, as compared to $1.30 million for the twelve-month period ended December 31, 2019, a decrease of $283,000 or 21.77% driven by lower ATM interchange fees related to the COVID-19 related cancellation of the Renaissance Festival.

For the twelve-month period ended December 31, 2020, noninterest expense was $11.70 million, as compared to $11.95 million for the twelve-month period ended December 31, 2019, a decrease of $250,000 or 2.09%. The primary contributors to the $250,000 decrease, when compared to the twelve-month period ended December 31, 2019 were decreases in salary and employee benefits costs, occupancy and equipment expenses including investments in technology and infrastructure improvements, legal, accounting and other professional fees and other expenses, primarily litigation settlement costs and write downs on OREO, offset by increases in data processing and item processing services and FDIC costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2020	2020	2019
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,117	$2,196	$2,420
Interest bearing deposits in other financial institutions	34,976	24,857	10,870
Total Cash and Cash Equivalents	37,093	27,053	13,290

Investment securities available for sale, at fair value	114,049	114,461	71,486
Restricted equity securities, at cost	1,199	1,624	1,437

Loans, net of deferred fees and costs	253,772	274,082	284,738
Less: Allowance for loan losses	(1,476)	(1,663)	(2,066)
Loans, net	252,296	272,419	282,672

Real estate acquired through foreclosure	575	705	705
Premises and equipment, net	3,853	3,878	3,761
Bank owned life insurance	8,181	8,141	8,023
Deferred tax assets, net	142	499	672
Accrued interest receivable	1,302	1,367	961
Accrued taxes receivable	116	-	1,221
Prepaid expenses	318	393	406
Other assets	362	382	308
Total Assets	$419,486	$430,922	$384,942

LIABILITIES
Noninterest-bearing deposits	$132,626	$129,745	$107,158
Interest-bearing deposits	216,994	214,195	214,282
Total Deposits	349,620	343,940	321,440

Short-term borrowings	29,912	37,367	25,000
Long-term borrowings	-	10,000	-
Defined pension liability	285	282	317
Accrued Taxes Payable	-	284	-
Accrued expenses and other liabilities	2,576	2,544	2,505
Total Liabilities	382,393	394,417	349,262

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,842,040, 2,838,357, and 2,827,473 shares as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively.	2,842	2,839	2,827
Additional paid-in capital	10,640	10,610	10,525
Retained earnings	23,071	22,810	22,537
Accumulated other comprehensive gain (loss)	540	246	(209)
Total Stockholders' Equity	37,093	36,505	35,680
Total Liabilities and Stockholders' Equity	$419,486	$430,922	$384,942

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020 (unaudited)	2019 (unaudited)	2020 (unaudited)	2019 (audited)
Interest income
Interest and fees on loans	$2,999	$3,204	$11,973	$12,747
Interest and dividends on securities	476	368	1,579	1,429
Interest on deposits with banks and federal funds sold	10	68	117	338
Total Interest Income	3,485	3,640	13,669	14,514

Interest expense
Interest on deposits	192	348	1,043	1,349
Interest on short-term borrowings	119	112	464	578
Interest on long-term borrowings	3	-	8	-
Total Interest Expense	314	460	1,515	1,927

Net Interest Income	3,171	3,180	12,154	12,587
Provision for loan losses	(427)	(180)	(689)	(115)
Net interest income after provision for loan losses	3,598	3,360	12,843	12,702

Noninterest income
Service charges on deposit accounts	44	68	176	255
Other fees and commissions	183	230	672	874
Gain on securities sold	2	-	6	3
Income on life insurance	40	41	158	163
Total Noninterest Income	269	339	1,012	1,295

Noninterest expenses
Salary and employee benefits	1,846	1,685	6,743	6,826
Occupancy and equipment expenses	338	389	1,247	1,429
Legal, accounting and other professional fees	205	261	941	1,056
Data processing and item processing services	293	203	944	531
FDIC insurance costs	45	16	186	131
Advertising and marketing related expenses	22	28	88	107
Loan collection costs	33	45	126	107
Telephone costs	54	62	199	244
Other expenses	321	334	1,222	1,515
Total Noninterest Expenses	3,157	3,023	11,696	11,946

Income before income taxes	710	676	2,159	2,051
Income tax expense	165	137	491	452

Net income	$545	$539	$1,668	$1,599

Basic and diluted net income per common share	$0.19	$0.19	$0.59	$0.57

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the year ended December 31, 2020 (unaudited) and 2019

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	1,599	-	1,599
Cash dividends, $0.40 per share	-	-	(1,128)	-	(1,128)
Dividends reinvested under dividend reinvestment plan	13	124	-	-	137
Other comprehensive income	-	-	-	1,021	1,021
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	1,668	-	1,668
Cash dividends, $0.40 per share	-	-	(1,134)	-	(1,134)
Dividends reinvested under dividend reinvestment plan	15	115	-	-	130
Other comprehensive income	-	-	-	749	749
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$36,442	13.09%	$12,532	4.50%	$18,101	6.50%
Total Risk-Based Capital	$37,951	13.63%	$22,278	8.00%	$27,848	10.00%
Tier 1 Risk-Based Capital	$36,442	13.09%	$16,709	6.00%	$22,278	8.00%
Tier 1 Leverage	$36,442	9.12%	$15,980	4.00%	$19,975	5.00%

As of September 30, 2020:
(unaudited)
Common Equity Tier 1 Capital	$35,993	12.10%	$13,391	4.50%	$19,343	6.50%
Total Risk-Based Capital	$37,685	12.66%	$23,807	8.00%	$29,758	10.00%
Tier 1 Risk-Based Capital	$35,993	12.10%	$17,855	6.00%	$23,807	8.00%
Tier 1 Leverage	$35,993	9.23%	$15,600	4.00%	$19,500	5.00%

As of December 31, 2019:
(audited)
Common Equity Tier 1 Capital	$35,693	12.47%	$12,878	4.50%	$18,602	6.50%
Total Risk-Based Capital	$37,797	13.21%	$22,895	8.00%	$28,619	10.00%
Tier 1 Risk-Based Capital	$35,693	12.47%	$17,171	6.00%	$22,895	8.00%
Tier 1 Leverage	$35,693	9.26%	$15,414	4.00%	$19,268	5.00%

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$419,486	$430,922	$384,942	$419,486	$384,942
Investment securities	114,049	114,461	71,486	114,049	71,486
Loans, (net of deferred fees & costs)	253,772	274,082	284,738	253,772	284,738
Allowance for loan losses	1,476	1,663	2,066	1,476	2,066
Deposits	349,620	343,940	321,440	349,620	321,440
Borrowings	29,912	47,367	25,000	29,912	25,000
Stockholders' equity	37,093	36,505	35,680	37,093	35,680
Net income	545	949	539	1,668	1,599

Average Balances
Assets	$413,056	$408,450	$385,603	$400,462	$387,315
Investment securities	115,209	96,635	68,245	88,088	65,315
Loans, (net of deferred fees & costs)	262,976	279,817	286,427	277,074	292,075
Deposits	344,508	344,132	327,048	336,394	324,565
Borrowings	28,138	24,487	20,323	24,317	25,573
Stockholders' equity	37,496	37,089	35,602	37,067	35,104

Performance Ratios
Annualized return on average assets	0.52%	0.92%	0.55%	0.42%	0.41%
Annualized return on average equity	5.78%	10.18%	6.00%	4.49%	4.55%
Net interest margin	3.19%	3.05%	3.42%	3.18%	3.39%
Dividend payout ratio	52%	30%	52%	68%	71%
Book value per share	$13.05	$12.86	$12.62	$13.05	$12.62
Basic and diluted net income per share	0.19	0.33	0.19	0.59	0.57
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,840,718	2,836,998	2,826,408	2,835,037	2,821,608

Asset Quality Ratios
Allowance for loan losses to loans	0.58%	0.61%	0.73%	0.58%	0.73%
Nonperforming loans to avg. loans	1.72%	1.78%	1.45%	1.63%	1.42%
Allowance for loan losses to nonaccrual & 90+ past due loans	32.6%	33.4%	49.8%	32.6%	49.8%
Net charge-offs annualize to avg. loans	-0.36%	0.09%	0.09%	-0.04%	0.12%

Capital Ratios
Common Equity Tier 1 Capital	13.09%	12.10%	12.47%	13.09%	12.47%
Tier 1 Risk-based Capital Ratio	13.09%	12.10%	12.47%	13.09%	12.47%
Leverage Ratio	9.12%	9.23%	9.26%	9.12%	9.26%
Total Risk-Based Capital Ratio	13.63%	12.66%	13.21%	13.63%	13.21%